Exhibit 19

Uniti Group Inc.

Insider Trading Policy

(Effective April 10, 2024)

This Insider Trading Policy (this “Policy”) prohibits illegal or improper “insider trading” by the employees and officers (the “Employees”) and members of the Board of Directors (the “Directors”) of Uniti Group Inc. (the “Company”). The philosophy behind this Policy is the Company’s desire to avoid even the appearance of improper conduct on the part of its Employees and Directors, and to promote transparency and promptness in the public reporting of transactions in the Company’s securities by certain Employees and all Directors.

I.    Insider Trading

A.Definitions

1.Trading in Company Securities. For the purposes of this Policy, trading in the Company’s securities refers to trading in the Company’s common stock, any derivative securities tied to the value of the Company’s common stock, including puts, calls, equity collar or forward purchase or sale transactions, swaps and single stock futures, and any debt securities of the Company (all such securities are referred to in this Policy as “Company Securities”).

2.Insider Trading. For purposes of this Policy, “insider trading” is (i) the purchase or sale of Company Securities on the basis of material non-public information or (ii) the purchase or sale of the securities of any other company, including the Company’s customers or vendors, on the basis of material non-public information about that company obtained through your relationship with the Company. All such transactions are equally prohibited while you are in possession of material non-public information.

3.Material Information. “Material” information is any information that a reasonable person would consider important in making a decision to buy, sell or hold securities. In other words, for information to be material there must be a substantial likelihood that the disclosure of the information in question would be viewed by a reasonable investor as having significantly altered the total mix of available information. Common examples of information which may be material include information relating to: projected earnings or losses or changes in historical earnings or losses; a pending or proposed merger, acquisition, joint venture, tender offer or exchange offer; a sale of significant assets or the disposition of a significant division or subsidiary; changes in dividend policies or the declaration of a stock split or other changes in capital structure, including any securities offering; changes in executive management; impending bankruptcy or financial liquidity problems; significant changes in operations; important litigation; and changes in, or significant developments involving, outside auditors.

4.Non-Public Information. For purposes of this Policy, information should be considered “non-public” if it has not been broadly disseminated to the investing public, either by the Company itself or through the news media or other sources available to the general public. Market rumors

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should be considered, for purposes of this Policy, non-public, unless they have been disseminated to the public through the news media.

B.    Consequences of Insider Trading. Individuals who trade on the basis of material non-public information or “tip” material non-public information to others (that is, disclose the information to others who use the information for trading activities) face, in addition to other civil and criminal actions the Securities and Exchange Commission (“SEC”) or the United States Department of Justice may bring, sanctions of: (i) a civil penalty of up to three times the profit gained or loss avoided; (ii) a criminal fine (no matter how small the profit) of up to the greater of $5 million or three times the profit gained or loss avoided; and (iii) a jail term of up to twenty years. Any of these consequences – even an SEC investigation that does not result in prosecution – can tarnish your reputation and irreparably damage your career. Regardless of whether the government seeks to impose a penalty for a particular act, the Company expressly reserves the right to impose any disciplinary measure or other action that it deems appropriate. This discipline may be imposed not only for unlawful conduct, but also for breaches of this Policy or conduct the Company regards as unethical, inappropriate, or simply not meeting its standards of propriety.

C.    Company Policy. If you possess any material non-public information relating to the Company, neither you, nor any person living in your household or financially dependent upon you, nor any entity or securities account controlled by you, may buy, sell or otherwise trade in Company Securities (except pursuant to a 10b5-1 Trading Arrangement (as defined below)), or engage in any other action in relation to Company Securities, or pass along directly or indirectly, the material non-public information. You must also refrain from trading in the securities of any other company (i) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (ii) that is involved in a potential transaction or business relationship with Company, on the basis of material non-public information about that company obtained through your relationship with the Company. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from these rules.

D.    Tipping Information. Whether the information is proprietary information about the Company or information that could influence the market activity in Company Securities, you must not pass any material non-public information on to others. In addition, just as the prohibition against trading extends to securities of any company other than the Company, including vendors, on the basis of material nonpublic information, the ban on disclosing to others material non-public information also extends to the securities of such other companies. Penalties for insider trading may apply regardless of whether you benefit from another’s trades, or whether you knew that the person to whom you disclosed information was going to trade on the information. Material non-public information quite simply must be kept confidential.

E.    Other Restrictions on Trading. Regardless of whether you are in possession of material non-public information, there are certain transactions that you may not engage in at any time. You are prohibited from engaging in any transaction in derivative securities that reflects speculation about the price of Company Securities (i.e., exchange traded options, whether puts or calls) or any transaction in Company Securities that may place your financial interests against the financial interests of the Company. For instance, you may not sell Company Securities “short”, i.e., sell stock that you do not own, which would allow you to profit from a decline in the price of the Company stock.

F.    Transactions of Former Employees. This Policy will continue to apply to Transactions in Company Securities for a period of time after service to the Company has terminated. Upon

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termination of your status with the Company, if you are in possession of material non-public information, you may not engage in Transactions in Company Securities until such information has become public or is no longer material.

II.    Trading Restrictions Applicable to Designated Persons

In addition to the basic Insider Trading Policy applicable to all Employees and Directors, the Company’s “Section 16 Officers,” Directors and any additional persons that the Company may from time to time designate as subject to this Section II because of their position with the Company and access to material non-public information (collectively, the “Designated Persons”) are subject to additional restrictions. For purposes of this Policy, the term “Section 16 Officers” refers only to those officers who have been identified by the Company’s General Counsel and/or designated by the Board as having to file Forms 3, 4 and 5 with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These additional restrictions are designed to ensure compliance with provisions of the securities laws specifically applicable to Designated Persons and to prohibit trading during periods when there is a greater likelihood of possessing material non-public information. If you are a Designated Person, the following restrictions will apply to you.

A.    Advance Notice and Pre-Clearance of Trades. As a Designated Person, you may not (i) buy, sell or otherwise transfer ownership of Company Securities, (ii) make any election or change an election related to a Company Security in a Company sponsored employee stock purchase plan or benefit plan, (iii) pledge or hypothecate beneficial ownership of a Company Security (including placement of securities in a margin account with a broker) or (iv) adopt a Rule 10b5-1 Trading Arrangement (as defined below) or a Non-Rule 10b5-1 Trading Arrangement (as defined in Item 408(c) of Regulation S-K promulgated by the SEC) (collectively, “Transactions in Company Securities”) unless you provide reasonable advance notice to the Company’s General Counsel and he or she gives pre-clearance approval for the applicable transaction. The existence of these pre-clearance procedures set forth in this Policy does not in any way obligate the Company’s General Counsel to approve any transaction. Approval is only for the particular transaction for which clearance is sought and granted and must be completed by the end of the period as specified by the Company’s General Counsel (or if no such period was approved, by the end of the second business day after the pre-approval was granted). If you come into possession of material nonpublic information after the Company’s General Counsel provides approval, but before execution of the trade, you must notify the Company’s General Counsel and you may not trade until receiving a new approval from the Company’s General Counsel. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

B.When Designated Persons May and May Not Trade

1.     When Designated Persons May Trade (open trading window). If you are not in possession of material non-public information, you may engage in Transactions in Company Securities on the first trading day following the day quarterly earnings are released to the public until the last day of the fiscal quarter during which such earnings are released only after notifying and obtaining the approval of the Company’s General Counsel. You must not engage in any Transactions in Company Securities and until the General Counsel provides his or her approval electronically or in writing.

2.     When Designated Persons May Not Trade (closed trading window). Regardless of whether you are in possession of material non-public information, you may not engage in Transactions in Company Securities from the last day of each fiscal quarter until the first trading day following the day quarterly earnings are released to the public, except pursuant to any contract, instruction or written plan

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for the purchase or sale of securities of the Company intended to satisfy the affirmative defense conditions of Rule 10b5–1(c) of the Exchange Act (a “Rule 10b5-1 Trading Arrangement”).

3.     Other Times When Designated Persons May Not Trade. There may be other times when the Company’s General Counsel may designate a special blackout period, during which you may not trade in Company Securities. The Company’s General Counsel may designate a special blackout period with the prior consent of the Chief Executive Officer. You may not disclose to any outside party that a special blackout period has been designated.

C.    Frequency of a Purchase and Sale or Sale and Purchase. You should not make both a purchase and sale or sale and purchase within a six-month period. Although it is not unlawful to engage in a purchase and sale or sale and purchase within a six-month period, if you do so, federal securities laws require that you forfeit any profits from the transaction(s) to the Company. Exercises of options received from the Company and purchases under the 401(k) Plan will not be matched against sales. A purchase and sale due to a transfer in to or out of the Company stock fund under the 401(k) Plan could be matched against each other if they occur within a six-month period.

D.    Additional Blackout Periods Related to 401(k) and Other Retirement Plans. In the future, there may be blackout periods under the Company’s 401(k) Plan or similar retirement plans. A blackout period means a period of time during which Employees may not trade Company Securities within the retirement plan experiencing the blackout period. If such a blackout period is in effect, then, for the duration of the blackout period, you will not be permitted to engage in Transactions in Company Securities. You will be advised in advance if such a blackout period will occur and the period during which no Transactions in Company Securities will be permitted.

E.    Required Forms. You must file a Form 3 with the SEC within 10 days after becoming a Section 16 Officer or Director. You must report on Form 3 information about all classes of Company Securities beneficially owned by you at the time you become a Section 16 Officer or Director. In addition, when you acquire or dispose of Company Securities, you must file one or more forms with the SEC.

1.Seller’s Forms. If you are selling Company Securities or engaging in other Transactions in Company Securities considered under SEC rules to be similar to a sale, you must file a form with the SEC both before and after you trade.

a.Before you sell (or on the day of your sale), you must file a Form 144 with the SEC if you sell more than 5,000 shares or $50,000 worth of Company Securities within any six-month period.
b.After you sell, you must file a Form 4 to report your holdings of Company Securities to the SEC within two business days of any trade.

2.Buyer’s Forms. If you buy or acquire any Company Securities, only a Form 4 is required, and it must be filed within two business days of the trade.
3.Gifts. If you are gifting Company Securities or engaging in any other transactions in Company Securities considered to be similar to transferring a gift pursuant to SEC rules, you must file a Form 4 to report such gifting of Company Securities to the SEC within two business days of the gift transfer.

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4.Year-end Reporting. You also may be required to file a Form 5, which is a year-end report that is due to the SEC within 45 days after the close of our fiscal year end, for any Transaction in Company Securities you conducted during the year that was either not reported or was not required to be reported on Form 4 discussed above.

5.Failure to File Required Forms. The Company must disclose in its proxy statement those individuals who fail to file required reports in a timely manner with the SEC. This is embarrassing for you and for the Company and can easily be avoided by careful attention to the reporting requirements.

6.Who is Covered by These Rules. These rules apply to Section 16 Officers and Directors, any person living in their household or financially dependent upon them, and any entity or securities account controlled by them. These rules may also apply to other entities in which a Section 16 Officer or Director has an ownership interest, including partnerships.

III.    Rule 10b5-1 Trading Arrangements and Non-Rule 10b5-1 Trading Arrangements.

A.Rule 10b5-1 Trading Arrangements. Rule 10b5-1(c) promulgated under the Exchange Act provides a defense from insider trading liability for trades that occur pursuant to a Rule 10b5-1 Trading Arrangement. All Designated Persons must pre-clear any Rule 10b5-1 Trading Arrangement with the Company’s General Counsel, and every Rule 10b5-1 Trading Arrangement must satisfy the conditions of Rule 10b5-1(c) of the Exchange Act. As a condition to the approval of any Rule 10b5-1 Trading Arrangement, the Company’s General Counsel may require the inclusion in such arrangement of any provisions deemed necessary or advisable by the Company’s General Counsel in his or her discretion, including, but not limited to, to comply with the law or applicable Company policy. Any changes to a Rule 10b5-1 Trading Arrangement must also be approved by the Company’s General Counsel before any further transactions can be effected pursuant to the Rule 10b5-1 Trading Arrangement. The Company and the Company’s General Counsel shall not be required to approve any Rule 10b5-1 Trading Arrangement presented to it, him or her, and clearance of a Rule 10b5-1 Trading Arrangement by the Company’s General Counsel shall not be construed as a legal opinion or advice or the Company’s agreement that the Rule 10b5-1 Trading Arrangement meets the requirements of Rule 10b5-1(c) of the Exchange Act. Employees and Directors remain solely responsible for compliance with all securities laws and regulations and are strongly encouraged to obtain the advice of their own legal, accounting and financial advisors before entering into a Rule 10b5-1 Trading Arrangement.

B.Disclosure Obligations of Directors and Section 16 Officers to the Company Regarding 10b5-1 Trading Arrangements and Non-Rule 10b5-1 Trading Arrangements. On a quarterly basis, the Company must publicly disclose when Directors or Section 16 Officers adopt or terminate Rule 10b5-1 Trading Arrangements or any non-Rule 10b5-1 Trading Arrangements (as defined in Item 408(c) of Regulation S-K promulgated by the SEC) for trading the Company’s securities and provide a description of the material terms of each such arrangement, including the following: (1) name of Director or Section 16 Officer, (2) date of adoption or termination, (3) duration and (4) aggregate number of securities purchased or sold. In accordance with such disclosure, Directors and Section 16 Officers must provide the Company’s General Counsel with an executed copy of any Rule 10b5-1 Trading Arrangements or any non-Rule 10b5-1 Trading Arrangements and any amendments thereto within two business days or the adoption or amendment thereof. Directors and Section 16 Officers must also promptly notify the Company’s General Counsel of any termination of any Rule 10b5-1 Trading Arrangements or any non-Rule 10b5-1 Trading Arrangements.

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If you have any questions regarding this Policy, please contact the General Counsel or the Chief Financial Officer.

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